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                                                                   EXHIBIT 99.2




                    ZAPATA CORPORATION STRENGTHENS COMMITMENT
                     TO ACQUIRE ENVIRODYNE INDUSTRIES, INC.


HOUSTON, TX -- MAY 15, 1997 -- ZAPATA CORPORATION (NYSE: ZAP) announced today that it has sent the following letter to Mr. F. Edward Gustafson, Chairman of the Board, Chief Executive Officer and President of Envirodyne Industries, Inc.:

         Dear Mr. Gustafson:

         To allay any concern that Zapata would not proceed with its proposal conveyed to you yesterday for a merger in which stockholders of Envirodyne would receive consideration valued at $8 per share, Zapata undertakes that if Zapata should withdraw its proposal at any time prior to November 15, 1997 (which Zapata does not intend to do if its slate of directors is elected at tomorrow's meeting), one of Zapata's designees on the board of directors of Envirodyne would resign, and Zapata's remaining designees on the board would vote in favor of a replacement director designated by the directors not affiliated with Zapata.

         Sincerely,


         Avram A. Glazer

Avram A. Glazer, Chief Executive Officer and President of Zapata, said, "We believe this commitment should demonstrate that Zapata is serious about its proposal to acquire Envirodyne."



Contact:          Joseph L. von Rosenberg, III, Executive Vice President
                  (713) 940-6100/Fax: (713) 940-6122